Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 10, 2014, relating to the consolidated financial statements and financial statement schedules of Highwoods Realty Limited Partnership and subsidiaries (the “Operating Partnership”) appearing in the Annual Report on Form 10-K of the Operating Partnership for the year ended December 31, 2013, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Raleigh, North Carolina
February 10, 2014